Filed Pursuant to Rule 424(b)(3)

Registration No. 333-295199

Registration No. 333-297277

PROSPECTUS SUPPLEMENT NO. 13

(TO PROSPECTUS DATED MAY 1, 2026)

Up to 50,000,000 Common Shares

RUBICO INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated May 1, 2026 (as supplemented or amended from time to time, the “Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-295199 and 333-297277), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on October 15, 2026 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 15, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2026

Commission File Number: 001-42684

RUBICO INC.
(Translation of registrant's name into English)

20 Iouliou Kaisara Str
19002, Paiania
Athens-Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [ X ] Form 40-F [ ]

On September 30, 2026, Rubico Inc. (the “Company”) entered into an agreement with TOP Ships Inc. (“TOPS”), a related party to the Company, to amend a previously disclosed related-party transaction.

The amendment relates to the balance owed to TOPS in connection with the Company’s acquisition of Roman Shark V Inc. (“Roman Shark V”) from TOPS pursuant to a Share Purchase Agreement by and between TOPS and the Company dated July 27, 2026. Roman Shark V is party to a shipbuilding contract dated February 3, 2026 with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one 47,499 dwt MR chemical/product oil tanker.

The aggregate purchase price for Roman Shark V was $6.5 million, of which $2.8 million has been settled in cash. The outstanding balance of $3.7 million was originally due on September 30, 2026. That payment deadline was extended on that date to October 31, 2026 and may be settled in cash or, at the Company’s election, in newly-issued shares of the Company’s existing series of Series G Convertible Preferred Shares.

The information contained in this Report is hereby incorporated by reference into the Registrant’s registration statement on Form F-3 (File No. 333-297207).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RUBICO INC.
(Registrant)

Date: October 15, 2026	/s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer